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
Dear Fellow RiverSource(SM) New Dimensions Fund Shareholder:

I'm writing to summarize changes to RiverSource New Dimensions Fund that are reflected in the enclosed prospectus. Let's begin with what has not changed: the investment objective. We continue to be committed to the investment goal of long-term growth of your capital. The key changes to the Fund are:

Changes in portfolio management. We have announced the closure of our San Diego office and will focus our equity-management resources in three U.S. locations, Boston, Cambridge and Minneapolis. The management of RiverSource New Dimensions Fund, previously team-managed in San Diego, has moved to Boston and is now managed by the experienced team in our office there. The Boston-based investment team will manage the Fund similar to RiverSource(SM) Large Cap Equity Fund, which has enjoyed solid, competitive performance since its inception. (Keep in mind that past performance is no guarantee as to future investment results.)

Repositioning the Fund. Previously, the Fund invested in large company growth stocks, although the portfolio management team sometimes added large company value-style stocks, such that, at times, the Fund had been considered a "core" fund. To make it very clear as to how the Fund invests, we have repositioned RiverSource New Dimensions Fund as a core fund. This means that the Fund will invest in both growth and value-style stocks. Going forward, we do not expect the Fund to drift between growth and core styles.

See the prospectus for a complete description of the Fund's investment strategy and more detailed information about the Fund's new management team.

With the changes now in place the Funds' Board of Directors has approved, in principle, a merger of RiverSource New Dimensions Fund into RiverSource Large Cap Equity Fund. This proposed merger will be included among several other issues brought to shareholders for a proxy vote late in 2005. If approved, the merger would be effective in March 2006.

I want to thank you for your continued confidence in RiverSource Investments. With the changes now in place, we will continue to strive to deliver consistent, competitive performance that meets - or exceeds - your expectations.

In addition to the specific changes to your RiverSource New Dimensions Fund, I want to tell you about some broader changes to our company and to your family of funds.

On September 30, Ameriprise Financial, Inc. (formerly American Express Financial Corporation) became an independent company from American Express. An affiliate of Ameriprise Financial, RiverSource Investments now serves as investment adviser to your fund. This brings many exciting changes that I would like to summarize for you.

The funds and our investment adviser will use the name RiverSource, to distinguish us from the name of our parent company, Ameriprise Financial. We have adopted a different name to emphasize the fact that, in addition to being part of the broader Ameriprise Financial mission and tradition to help individuals achieve their goals through financial planning, we have a distinct mission to deliver products and services that meet client needs through professional investment management.

Additionally, we have taken the step of committing to pricing that, in most cases, will establish the cost that investors can expect to pay when investing in a RiverSource fund at levels equivalent

                   This letter is not part of the prospectus.

to or below the median for a comparable group of funds across the industry. In short, we will strive to deliver above average results for an average or below-average price - a pricing philosophy we believe is both fair to current shareholders and compelling to prospective investors.

We continually strive to deliver above average investment performance in every product we offer. In recent years, we have been pleased with our overall progress.

Again, I thank you for the confidence you have placed in us, and as RiverSource Funds, we look forward to helping you meet your investment goals.

Yours truly,

/s/ Paula R. Meyer
---------------------
    Paula R. Meyer

    President, RiverSource Fund
    Senior Vice President, RiverSource Investments

This material must be preceded or accompanied by a current prospectus, which contains more complete information about the variable annuity and the Fund, including the investment objectives, risks, charges and expenses. For additional information about our funds, please call (800) 297-3863, TTY: (800)846-4852. Read the prospectus carefully before you invest.

Investment products are not federally or FDIC insured, are not deposits or obligations of, or guaranteed by, any financial institution and involve investment risks including possible loss of principal and fluctuation in value.

RiverSource Funds are managed by RiverSource Investments, LLC and distributed by Ameriprise Financial Services, Inc., Member NASD. Both companies are part of Ameriprise Financial, Inc. On August 1, 2005, American Express Financial Advisors Inc. changed its name to Ameriprise Financial Services, Inc., and as of September 30, 2005, we are no longer owned by American Express Company.

                   This letter is not part of the prospectus.

Dear Client's Name __________________:

As a shareholder in RiverSource(SM) New Dimensions Fund, you have received notice of changes to that fund. As your financial advisor, I want to discuss these changes with you and tell you why I believe these changes were necessary and timely.

In an effort to improve investment performance and provide greater clarity around the Fund's investment strategy, RiverSource Investments, the Fund's manager, has made changes in the Fund. The changes were effective on October 17, 2005 and are reflected in your new prospectus of that same date. The key changes to the Fund are:

o The portfolio management team has changed. RiverSource Investments made the decision to close their San Diego-based equity office, from which several funds, including RiverSource New Dimensions Fund, were managed. The Boston-based RiverSource Large Cap Equity team is an excellent and logical successor. This successful and experienced equity investment team has taken over the responsibility for managing your fund. The team will manage the Fund similar to RiverSource(SM) Large Cap Equity Fund, which has enjoyed solid competitive performance since its inception in 2002.

o The Fund has been repositioned as a "core" fund. Previously, the Fund's emphasis was on large company growth stocks, but sometimes added enough value stocks to drift from a growth style to a core style in the eyes of independent data providers, such as Morningstar. To make it very clear as to how the fund invests, RiverSource Investments repositioned it as a "core" fund. This means that the Fund will invest in both growth- and value-style stocks. Going forward, we do not expect the Fund to drift between growth and core styles. The Fund's current prospectus gives a complete explanation of the Fund's investment strategy and more detailed information about the Fund's management. In addition, RiverSource Funds has received approval, in principal, from its Board of Directors to merge RiverSource New Dimensions Fund into RiverSource Large Cap Equity Fund. The next step is to ask shareholders to agree. This proposed merger will be included among several other issues brought to you in a proxy vote later this year. If approved, the merger would occur in 2006. The changes to this fund are important for you to understand, and in my opinion, will benefit many investors who have stayed the course with the Fund. I want to make sure, however, that these changes will benefit you. I am currently reviewing your asset allocation, and will contact you soon with my recommendation. Meanwhile, if you have questions about this fund or any other investment, please call me.

Sincerely,

Advisor's Name _________________

You should consider the investment objectives, risks, charges and expenses for a fund carefully before investing. For a free copy of a prospectus, which contains this and other information, call (800) 297-3863, TTY: (800)846-4852. Read the prospectus carefully before you invest.

Investment products are not federally or FDIC insured, are not deposits or obligations of, or guaranteed by, any financial institution and involve investment risks including possible loss of principal and fluctuation in value.

RiverSource Funds are managed by RiverSource Investments, LLC and distributed by Ameriprise Financial Services, Inc., Member NASD. Both companies are part of Ameriprise Financial, Inc. On August 1, 2005, American Express Financial Advisors Inc. changed its name to Ameriprise Financial Services, Inc.

   Q&A Transition of RiverSource(SM) New Dimensions Fund to the Boston Office

What's happening to RiverSource New Dimensions Fund?
We will transfer large-cap retail portfolios managed in San Diego to the Boston large-cap platform by Oct. 17, 2005. This includes RiverSource New Dimensions Fund and RiverSource(SM) VP New Dimensions Fund.

In addition, we will reposition RiverSource New Dimensions Fund and the VP fund as large-cap core portfolios. This is a change from the funds' current positioning as large-cap growth portfolios. With this transition, the funds would be run similar to RiverSource(SM) Large Cap Equity that Nick Thakore, Bob Ewing and a team of analysts under Nick and Bob's oversight each manage one-third of the portfolio. Thakore's large growth strategy, combined with Ewing's large value style, helps ensure a core portfolio.

Will RiverSource New Dimensions Fund eventually merge into RiverSource Large Cap Equity Fund? The Fund's Board of Directors has given approval in principal to merge RiverSource New Dimensions Fund into RiverSource Large Equity Fund and RiverSource VP New Dimensions Fund into RiverSource VP Large Cap Equity Fund - pending final shareholder approval. If shareholders support the merger, later next year we would offer clients, advisors, plan sponsors and others two main large-cap core strategies - a fundamental strategy out of Boston and a quantitative strategy out of Cambridge.

Who is managing the fund before it moves to the team in Boston?
The management team in the San Diego Office is continuing to manage the fund until the Boston-based Large Cap Equity Team takes over the fund on October 17th. During the transition, the two offices are working closely to monitor the fund and make any trade decisions.

Why are you closing the San Diego office?
We are closing the San Diego office to focus our resources on Boston, Cambridge and Minneapolis - platforms we believe are well positioned for long-term growth. This supports our ongoing goal of delivering consistent, competitive results by focusing our resources in three US equity locations.

How will the new management structure work for RiverSource New Dimensions Fund? RiverSource New Dimensions Fund will be run in the same manner that RiverSource Large Cap Equity Fund is currently being run. RiverSource Large Cap Equity Fund is managed by the entire Boston team with the fund divided into three equal sub-portfolios. One third of the fund is run by Bob Ewing and is patterned after RiverSource Large Cap Value Fund, one-third of the fund is run by Nick Thakore and is patterned after RiverSource(SM) Growth Fund and one-third of the fund is run in a core style by the Boston-based analyst team. Nick Thakore and Bob Ewing oversee the management of the fund and have overall portfolio management responsibility.

              FOR INTERNAL USE ONLY - NOT FOR PUBLIC DISTRIBUTION.

What is the timeframe for the transition?
The Boston Team will take over management of RiverSource New Dimensions Fund on October 17th. The team will turn over approximately 65% of the fund in order to position it in the same manner in which they are currently running RiverSource Large Cap Equity Fund. Approximately 85% of those trades will be made within the first five days with the rest of the trades taking place over the next couple of weeks. The team expects the portfolio to be fully transitioned by the end of October.

Will there be any tax loss carry forward after the two funds merge?
RiverSource New Dimensions Fund has no tax loss carry forward at this point. The tax loss carry forward on RiverSource Large Cap Equity Fund will not carry over after the merger. For clients currently in RiverSource Large Cap Equity Fund, the lower expense structure that the merged fund will have will offset the loss of the tax loss carry forward.

Will there be tax consequences for my clients with the transition of RiverSource New Dimensions Fund to the new management team in Boston? We calculate capital gains estimates for all funds as of the end of October and will be able to provide more details on tax consequences related to capital gains in early November.

How will shareholders be notified of the change?
Shareholder will receive a new prospectus with the updated information. It will be dated October 17, 2005 and mailed that week. The prospectus will be accompanied by a letter from Paula Meyer, the Funds' President, with an explanation of the changes.

In addition, there will be a client letter available for advisors to send to their clients.

What will the expense structure be after the merger?
The merged fund will have the same expense structure that New Dimensions currently has. The expense ratio will be around 0.91, which is the current expense ratio of RiverSource New Dimensions Fund. This will mean the same expenses for current RiverSource New Dimensions Fund shareholders and lower expenses for RiverSource Large Cap Equity shareholders.

Has the merger been approved by the Board and when will it take place?
The Funds' Board of Directors has given approval in principal to merge RiverSource New Dimensions Fund into RiverSource Large Cap Equity Fund and RiverSource VP New Dimensions Fund into RiverSource VP Large Cap Equity Fund. Pending final shareholder approval, the merger will take place in a March/April 2006 timeframe.

Will the track record and name of RiverSource New Dimensions be eliminated with the merger?
Yes. Since RiverSource New Dimensions Fund will be patterned after RiverSource Large Cap Equity Fund, the name and track record of the surviving fund will remain in place after the merger.

              FOR INTERNAL USE ONLY - NOT FOR PUBLIC DISTRIBUTION.

Why wasn't Mike Nance moved to the Boston Office?
At this point, there are no additional resources needed to continue managing the fund. The Boston Office has an existing structure in place, and under this structure they have successfully managed RiverSource Large Cap Equity Fund over the last year.

Why re-position this fund to the large cap core space?
RiverSource New Dimensions and RiverSource VP New Dimensions funds have espoused a growth bias, and their primary benchmark has been the S&P 500 with a secondary benchmark of the Russell 1000 Growth. Once transferred to Boston, the funds' primary benchmark will be the Russell 1000. We believe a move to core is consistent with current shareholders' goals. In fact, today in Lipper, the funds are categorized as large-cap core portfolios. We believe defining the funds as large cap core funds and adding a more risk controlled process will create greater clarity for investors and advisors.

Repositioning RiverSource New Dimensions and RiverSource VP New Dimensions funds as core will also clearly differentiate them from RiverSource Growth and RiverSource VP Growth funds.

The large-cap core space is one of the largest asset categories in the industry. It is our goal to be more visible in this category. Moving RiverSource New Dimensions Fund to the core space will provide advisors and clients access to large cap core funds from quantitative management from Cambridge, including RiverSource(SM) Disciplined Equity Fund and fundamental management from Boston, including RiverSource Large Cap Equity Fund, and as of October 17, RiverSource New Dimensions Fund.

(Retirement Services - DC)
Why re-position this fund to the large cap core space?
We repositioned RiverSource New Dimensions Fund to a core fund because we already have a strong growth offering in RiverSource Growth Fund. This repositioning allows us to clearly differentiate the two funds.

Why not merge RiverSource New Dimensions Fund into RiverSource Growth Fund? We repositioned RiverSource New Dimensions Fund to a core fund because we already have a strong growth offering in RiverSource Growth Fund.

Why not merge RiverSource Large Cap Equity Fund into RiverSource New Dimensions Fund?
The Boston-based Large Cap Equity Team will be running RiverSource New Dimensions Fund in the same manner in which they are currently running RiverSource Large Cap Equity Fund. Since RiverSource Large Cap Equity Fund will remain the same with this transition we will be merging the repositioned fund into the unchanged fund and keeping the name and track record of RiverSource Large Cap Equity Fund.

              FOR INTERNAL USE ONLY - NOT FOR PUBLIC DISTRIBUTION.

How long has the Large Cap Equity Team been running the fund?
Doug Chase was previously the portfolio manager on RiverSource Large Cap Equity Fund. He left the firm in September of 2004 to pursue other opportunities outside of the investment field. The new team structure was put into place at that time with Bob Ewing and Nick Thakore having overall portfolio management responsibilities.

How has the performance on RiverSource Large Cap Equity Fund been since Bob, Nick and the analyst team have been running the portfolio?

The team has been running the fund since 9/29/04. As of 9/30/05, the fund ranks in the 26th percentile against Lipper Large Cap Core peers for 1-year performance.

------------------------------- ------------ ---------------- ------------------
RiverSource Large Cap Equity    1 Year       3 Year           Since Inception
Performance through 9/30/05                                   (9/29/04)
------------------------------- ------------ ---------------- ------------------
------------------------------- ------------ ---------------- ------------------
Performance                     13.80        13.95            2.86
------------------------------- ------------ ---------------- ------------------
------------------------------- ------------ ---------------- ------------------
Lipper Rank                     26%          55%              36%
------------------------------- ------------ ---------------- ------------------
------------------------------- ------------ ---------------- ------------------
Funds in Category               223/881      414/765          259/724
------------------------------- ------------ ---------------- ------------------

The performance information shown represents past performance and is not a guarantee of future results. Fund returns for all periods would have been lower if the applicable sales charge were included. The investment return and principal value of your investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance information shown. You may obtain performance information current to the most recent month-end by visiting riversource.com/investments.

What investments are you making in the other platforms?
We will be investing in all of our equity and fixed income platforms as we continue generating consistent, competitive investment performance. We believe our foundation for long-term growth will include Minneapolis as the headquarters of our fixed income operation, Threadneedle as our international investment platform, Los Angeles as the headquarters for our CDO business with Boston, Cambridge and Minneapolis operating as independent equity platforms. We have strong teams in place, and we intend to grow our assets under management.

What impact does this have to Minneapolis?
Minneapolis is an important equity and fixed income platform. In addition to being our headquarters for fixed income, all our deep value portfolios are team-managed from Minneapolis, and we will be adding mid-cap growth portfolios. The mid-cap funds were managed in Minneapolis prior to our moving them to San Diego several years ago. In addition, we will be adding additional analyst positions to further support mid-cap and other Minneapolis-based portfolios.

You're moving assets to Boston and Minneapolis with the majority going to Boston. Why not transfer assets to Cambridge?
We fully expect to grow assets in all three equity platforms and will be making strategic investments in each platform to help reach our goals. In terms of Cambridge, we recently increased their responsibilities for RiverSource(SM) Small Cap Advantage and RiverSource(SM) Stock Funds. Also, with Board of Director approval in principal, we plan to ask shareholders of RiverSource Stock Fund to approve the merger of that fund's assets into RiverSource(SM) Quantitative Large Cap Equity Fund, which is managed in Cambridge, an important equity platform for us. More information about this change will be communicated at a later time.

              FOR INTERNAL USE ONLY - NOT FOR PUBLIC DISTRIBUTION.

Is Michelle Keeley's role changing?
Michelle will continue to lead all Minneapolis and Los Angeles investment operations. She will lead the San Diego office through this transition.

Is John Schonberg's role changing?
He will continue in his role of equity product specialist/equity team leader reporting to Michelle. He will work with Michelle and the San Diego team in the weeks ahead to ensure a smooth transition. He will also work with the Minneapolis teams.

On August 1, 2005, American Express Financial Advisors, Inc. changed its name to Ameriprise Financial Services, Inc. RiverSource Funds (previously American Express Funds) are managed by RiverSource Investments, LLC and distributed by Ameriprise financial Services, Inc., Member NASD. Both companies are part of Ameriprise Financial, Inc.

              FOR INTERNAL USE ONLY - NOT FOR PUBLIC DISTRIBUTION.